EXHIBIT 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Mark Merrill
	717.724.2800	717.724.4618

TOWER BANCORP, INC. ANNOUNCES EARNINGS, DIVIDEND

•	2Q 2010 Diluted Operating Income Per Share of $0.27

•	2Q 2010 Diluted GAAP Net Income Per Share of $0.17

•	Board of Directors Declares Cash Dividend Payable August 31, 2010

2Q 2010 HIGHLIGHTS

•

Operating Income and GAAP Net Income: Operating (Non-GAAP) income totaled $1.9 million for the second quarter of 2010 in comparison to $2.0 million for the first quarter of 2010. GAAP net income for the second quarter of 2010 totaled $1.2 million as compared to $1.9 million for the first quarter of 2010.

•

Net Interest Income and Margin Growth: Second quarter 2010 net interest income increased 7.1% over the first quarter of 2010, to $12.9 million. The net interest margin increased to 3.73% for the second quarter of 2010 from 3.62% for the first quarter of 2010.

•

Loan and Core Deposit Growth: Total gross loans increased $54.1 million during the second quarter of 2010, representing an annualized growth rate of 18.8%. In-market core deposits, which exclude time deposits and brokered deposits, grew $36.2 million during the second quarter of 2010, representing an annualized growth rate of 18.0%.

•

Asset Quality: Non-performing assets represented 0.83% of total assets at June 30, 2010 compared to 0.85% at March 31, 2010. The allowance for credit losses as a percentage of non-performing loans equaled 106.99% for the second quarter 2010.

•

Capital Strength: The Company’s ratio of Total Risk-Based Capital to Risk-Based Assets at June 30, 2010 equaled 14.49%, exceeding the 10.0% minimum regulatory requirement to be considered “well-capitalized.” The Company’s ratio of tangible common equity to tangible assets was 9.56% at June 30, 2010.

Note Reconciliations of GAAP to Non-GAAP measures can be found in the tables located at the end of this release.

July 28, 2010 HARRISBURG, PA- Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported operating (Non-GAAP) income, that is GAAP net income adjusted for merger-related expenses and other nonrecurring transactions, for the quarter of $1.9 million or $0.27 per diluted share, a decrease of $119 thousand or $0.01 per diluted share when compared to first quarter of 2010. When compared to the second quarter of 2009, operating (Non-GAAP) income decreased $394 thousand or $0.17 per diluted share.

Net income available to shareholders totaled $1.2 million or $0.17 per diluted share for the second quarter of 2010 compared to net income of $1.9 million or $0.27 per diluted share for the first quarter of 2010 and net income of $1.8 million or $0.36 per diluted share for the second quarter of 2009.

“We are pleased with the success of our organic growth plans during the second quarter, highlighted by strong commercial and retail loan growth as our relationship bankers continue to develop new customers and deepen existing customer relationships,” said Andrew Samuel, chairman and CEO. “We also continue to make progress toward completing the pending acquisition of First Chester County Corporation, having received all required regulatory approvals.”

Specifically commenting on recent filings with the Securities and Exchange Commission (“SEC”) by First Chester, Mr. Samuel stated, “We are pleased by the progress First Chester has made with respect to their SEC reporting obligations and look forward to being in a position to submit this transaction to the First Chester and Tower shareholders for approval.”

Following the filing by each party of their respective Form 10-Q quarterly report for the second quarter of 2010, the Company expects to file with the SEC a registration statement on Form S-4 which will include a joint proxy statement/prospectus and other relevant documents to be distributed to the shareholders of Tower and First Chester.

Board of Directors Declares $0.28 per Share Dividend, Payable on August 31, 2010

Mr. Samuel also reported that the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on August 31, 2010 to shareholders of record at the close of business on August 13, 2010.

Income Statement Review

Net income available to common shareholders for the second quarter of 2010 equaled $1.2 million or $0.17 per diluted share compared to $1.9 million or $0.27 per diluted share for the first quarter of 2010. The results for the first and second quarter of 2010 were negatively impacted by after-tax merger expenses related to the pending acquisition of First Chester County Corporation. Operating (Non-GAAP) income, exclusive of merger-related expenses and other nonrecurring transactions, totaled $1.9 million or $0.27 per diluted share for second quarter of 2010 compared to $2.0 million or $0.28 per diluted share for first quarter of 2010. In comparison to 2009, net income decreased by $661 thousand from $1.8 million for the second quarter of 2009 to $1.2 million for the second quarter of 2010. However, the operating income for the second quarter 2010 decreased only $394 thousand or $0.17 per diluted share as compared to the second quarter of 2009. The Company saw growth in its net interest income and fee income, which were partially offset by increases in almost all non-interest expense items, which included a $920 thousand impairment charge on land held for investment. The decrease in operating income from the second quarter of 2010 compared to the same period in 2009 is mainly attributed to the combined decreases of $600 thousand in gains on sales of mortgage loans originated for sale and gains on sales of equity securities available for sale.

Net interest income for the second quarter of 2010 was favorably impacted by growth in average earning assets and a rising tax effected net interest margin due to reduced rates on interest-bearing liabilities. When compared to the first quarter of 2010, net interest income grew $854 thousand due to growth in the net interest spread which grew from 3.43% for the first quarter of 2010 to 3.56% for the second quarter of 2010. The net interest margin increased from 3.62% for the first quarter of 2010 to 3.73% for the second quarter of 2010, resulting primarily from increased yields on all interest earning assets and decreased rates paid on deposits. The average rate received on loans increased by 3 basis points to 5.85%, which was complemented by an increase of 15 basis points in the average rate received on investment securities. The average balance of interest bearing deposits for the second quarter of 2010 increased by $37.6 million while achieving a reduction in the average rate paid by 9 basis points when compared to the first quarter of 2010.

When compared to the second quarter of 2009, the net interest margin increased 10 basis points from 3.63% to 3.73%. This increase is primarily from increased volume of interest earning assets offset by a reduction in average rate received on these assets. Average investments and loans increased $142.0 million and $160.9 million, respectively, compared to the second quarter of 2009, while the average rate received on interest earning assets decreased by 28 basis points. The average balance of interest bearing liabilities for the second quarter of 2010 increased by $266.0 million but accompanied a reduction in the average rate paid by 46 basis point when compared to the second quarter of 2009.

The Company recorded a $1.9 million provision for loan losses for the second quarter of 2010, compared to $1.5 million for the first quarter of 2010 and $650 thousand for the second quarter of 2009. Provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. The increased provision for loan losses reflects growth in the loan portfolio, changes in the credit risk of loans in the Company’s portfolio and to account for charged-off loans during the second quarter of 2010. During the first quarter of 2010, the Company recorded a specific reserve allocation within the provision for loan losses related to one credit with a local real estate financing company that filed for bankruptcy protection during the first quarter of 2010. No further specific reserve allocation was recorded in relation to this credit during the second quarter of 2010.

Non-interest income was $2.5 million for the second quarter of 2010, which represents 0.64% of average assets. This is an increase of $488 thousand over the first quarter of 2010. This non-interest income growth was driven by increased service charges on deposit accounts, other banking service charges, commissions, and fees, and income earned on bank owned life insurance. When compared to the second quarter of 2009, non-interest income for the second quarter of 2010 decreased by $254 thousand, primarily due to decreases in gains on sales of other interest earning assets of $340 thousand, and decreases in gains on sales of mortgage loans originated for sale of $260 thousand. These decreases were due to decreased volume in sales of equity securities that had been acquired through the merger of Tower Bancorp, Inc. and Graystone Financial Corp. and decreased volume in origination of residential mortgage loans held for sale, offset by an increase in income from bank owned life insurance.

Non-interest expenses were $11.8 million for the second quarter of 2010; however, this amount includes $76 thousand in merger related expenses and a $920 thousand impairment charge on land held for investment that was acquired through the merger of Tower Bancorp Inc. and Graystone Financial Corp. Excluding these items, non-interest expenses were $10.8 million or 2.79% of average assets for second quarter of 2010. Total non-interest expenses, excluding merger- related expenses and the impairment charge on land, increased by $1.1 million compared to the first quarter of 2010. The majority of the increase can be attributed to increases in salaries and benefits, FDIC premiums, advertising and promotion costs, and data processing expenses. The Company experienced an increase in salaries and benefits expense of $244 thousand in the second quarter compared to the prior quarter, which is primarily due to approximately $340 thousand in salaries and benefits costs due to advanced hiring of certain credit, finance and operations personnel in anticipation of the First Chester merger which will nearly double the size of the Company, as well as the addition of one new branch opening during the quarter, offset by a reduction in incentive compensation costs for the quarter. The Company also experienced a $140 thousand increase in its FDIC premium due to increases in the deposit base coupled with adjustments in the assessment rate. Pursuant to the change in FDIC assessment methodology that took effect April 1, 2009, the Bank is subject to a minimum assessment rate during 2010 because it is considered a “New Depository Institution.” The Bank will no longer be classified as such as of January 1, 2011. Also during the second quarter of 2010, the Company recognized an increase in the accrual for checking account reward points and increased advertising activity to promote a home equity line of credit product, resulting in an increase to advertising and promotion expense of $239 thousand. As a result of increased processing volume related to loan and deposit growth, data processing expenses increased by $132 thousand as compared to the first quarter of 2010.

As mentioned above, during the second quarter of 2010 the Company recognized an impairment charge of $920 thousand on a parcel of land acquired through the merger of Tower Bancorp Inc. and Graystone Financial Corp. that is being held for future investment or expansion. During the quarter, management had explored the possible sale of this parcel of land and in the process identified that the recorded basis of the land investment may not be recoverable. Upon further investigation, management formed an opinion of the fair value of this particular asset which was less than its recorded value, resulting in the impairment charge. Management is currently consulting with third party valuation experts to finalize a determination of fair value. Management is of the opinion that the current impairment charge is sufficient and fairly presents the decline in fair value of this asset; however, upon the completion of the third party’s analysis a further impairment charge may be required at that time.

In comparison to the second quarter of 2009, non-interest expense for the second quarter of 2010 increased $2.1 million or 22.0%. The Company experienced increases on all non-interest expenses except for the FDIC premiums expense, which decreased by $193 thousand as a result of the special assessment levied on all banks during the second quarter of 2009. No such special assessment was made during 2010. Overall, non-interest expenses have risen as a result of our branch network expansion, growth in loans and deposits, the impairment charge on land held for investment and the addition of costs incurred as a result of advance preparation for the acquisition of the First Chester County Corporation.

Income tax expense was $508 thousand for the second quarter of 2010, which resulted in an effective tax rate of 30.1%, a reduction in the effective tax rate from 31.2% for the first quarter 2010. The decrease in the effective rate can be attributed to the increase in non-taxable income from bank owned life insurance during the quarter.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at June 30, 2010 reached $1.588 billion, representing an increase of $117.5 million or 7.99% from December 31, 2009. Total gross loans held for investment were $1.216 billion at June 30, 2010, an increase of $78.0 million or 13.8% annualized compared to December 31, 2009. Commercial loans showed continued strong growth as the balance at June 30, 2010 increased by $75.2 million from December 31, 2009, or 17.6% on an annualized basis.

Total deposits at June 30, 2010 were $1.322 billion, representing an increase of $105.9 million, or 8.70%, from December 31, 2009. Total deposits, excluding time deposits, totaled $909.4 million at June 30, 2010, an increase of $115.5 million, or 29.4% on an annualized basis. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 68.8% of total deposits at June 30, 2010, compared with 65.3% at December 31, 2009 and 63.1% at June 30, 2009.

Asset quality continues to be a primary focus of the Company as evidenced by the asset quality metrics at June 30, 2010. Non-performing assets were 0.83% of total assets and annualized net loan charge-offs during the second quarter of 2010 totaled 0.60% of average loans in the quarter, an increase of 49 basis points when compared to the same percentage at

December 31, 2009. While the Company does not anticipate loan charge-offs to continue at these levels for future periods, management recognizes that national and regional economic conditions will continue to place a certain strain on the Company’s loan portfolio as consumers and businesses in the Company’s market area work through the slow pace of any economic recovery. The allowance for credit losses as of June 30, 2010 was $13.3 million, which consisted of the allowance for loan losses of $11.6 million and the credit fair value adjustment on purchased loans acquired in the 2009 merger of $1.7 million. The allowance for credit losses excludes the fair value adjustment made to impaired loans purchased in the merger, which has a balance of $3.2 million at June 30, 2010. The allowance for credit losses at June 30, 2010 represented 1.09% of total loans outstanding of $1.231 billion, compared to 1.11% at December 31, 2009 and 1.15% at June 30, 2009. The Company’s coverage ratio, calculated as the ratio of the allowance for credit losses to non-performing loans, was 106.99% at June 30, 2010.

GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected at fair value as of each respective acquisition date and prohibits the carryover of the acquired entity’s allowance for loan losses. Accordingly, the Company’s management believes that presentation of the allowance for credit losses, consisting of the allowance for loan losses plus the credit fair value adjustment on loans purchased in merger transactions, is useful for investors to understand the complete allowance that is recorded as a representation of future expected losses over the Company’s loan portfolio. Detail of this calculation is provided in the Selected Financial Data tables found later in this release.

The Company’s ratio of tangible common equity to tangible assets was 9.56% at June 30, 2010, compared to 10.21% and 7.64% at December 31, 2009 and June 30, 2009, respectively. The Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at June 30, 2010 were 12.00% and 14.49%, respectively and exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. Cash dividends paid to shareholders during the second quarter 2010 were $0.28 per share.

Due to the merger of Tower Bancorp, Inc. and Graystone Financial Corp., on March 30, 2009, all periods prior to March 30, 2009 represent the results of Graystone Financial Corp. as the accounting acquirer in the merger.

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended June 30, 2010, as compared to quarter-ended March 31, 2010 and the quarter-ended June 30, 2009 and for the six months period-ended June 30, 2010 compared to June 30, 2009. Additionally, the following pages provide detail on the Company’s financial condition as of June 30, 2010 as compared to March 31, 2010, December 31, 2009 and June 30, 2009. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Conference Call

A conference call will be held at 10 a.m. (ET) on Wednesday, July 28, 2010 to discuss the Company’s financial results. The conference call will be broadcast live through the Company’s website at www.towerbancorp.com, by clicking on the link to the webcast, Confirmation Code: 87867916. Participants using the webcast option are encouraged to log on 10 minutes ahead of the scheduled starting time for the call. There will also be a call in option available by dialing 877-878-1863. A password is not necessary. A webcast replay will be available on the Company’s website for 30 days following the call. A call-in replay option will also be available beginning July 28, 2010 at 12:00 p.m. (ET), through August 13, 2010, 11:59 p.m. (ET) at 800-642-1687, Passcode: 87867916.

Supplemental Information – Explanation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. These measures include tangible assets, tangible common equity, operating income and performance and capital ratios derived from the foregoing. Tangible assets and tangible common equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets. Operating income is calculated by adjusting net income available to common shareholders for merger-related expenses and other nonrecurring transactions that occurred during the period presented, since such expenses are considered by management to be “non-operating” in nature. The Company believes the presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the Company’s core businesses. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 27 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.6 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

June 30, 2010, March 31, 2010, December 31, 2009 and June 30, 2009

(Amounts in thousands, except share data)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(unaudited)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$57,124	$85,545	$33,955	$50,791
Federal funds sold	14,303	10,621	16,645	73,676
Cash and cash equivalents	71,427	96,166	50,600	124,467
Securities available for sale	190,895	195,305	189,853	50,946
Restricted investments	6,254	6,254	6,254	6,254
Loans held for sale	14,725	6,103	8,034	7,490
Loans, net of allowance for loan losses of $11,619, $10,892, $9,695 and $7,966	1,204,716	1,151,320	1,128,576	1,006,249
Premises and equipment, net	28,614	29,133	29,810	26,961
Premises and equipment held for sale, net	549	549	—	—
Accrued interest receivable	5,320	5,052	4,974	4,160
Deferred tax asset, net	1,128	1,577	1,742	1,893
Bank owned life insurance	37,340	24,898	24,606	24,067
Goodwill	11,935	11,935	11,935	12,119
Other intangible assets, net	3,031	3,190	3,367	3,722
Other assets	12,145	10,690	10,832	4,539

Total Assets	$1,588,079	$1,542,172	$1,470,583	$1,272,867

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$120,206	$121,868	$119,116	$96,513
Interest bearing	1,202,136	1,154,633	1,097,353	966,521

Total Deposits	1,322,342	1,276,501	1,216,469	1,063,034
Securities sold under agreements to repurchase	5,055	5,119	6,892	8,516
Short-term borrowings	10,285	5,284	5,292	7,164
Long-term debt	72,476	77,581	65,689	68,441
Accrued interest payable	1,083	1,184	1,090	1,364
Other liabilities	11,495	12,116	11,274	12,497

Total Liabilities	1,422,736	1,377,785	1,306,706	1,161,016

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

	(unaudited)	(unaudited)		(unaudited)
Stockholders’ Equity
Common stock, no par value; 50,000,000 shares authorized; 7,243,585 issued and 7,140,227 outstanding at June 30, 2010, 7,234,092 issued and 7,130,734 outstanding at March 31, 2010, 7,226,041 shares issued and 7,122,683 outstanding at December 31, 2009, and 5,162,194 shares issued and 5,058,836 outstanding at June 30, 2009	—	—	—	—
Additional paid-in capital	172,925	172,686	172,409	120,337
Accumulated deficit	(4,934)	(4,114)	(4,025)	(4,372)
Accumulated other comprehensive income	1,445	(92)	(414)	(21)
Less: cost of treasury stock, 103,358 at June 30, 2010, March 31, 2010, December 31, 2009 and June 30, 2009	(4,093)	(4,093)	(4,093)	(4,093)

Total Stockholders’ Equity	165,343	164,387	163,877	111,851

Total Liabilities and Stockholders’ Equity	$1,588,079	$1,542,172	$1,470,583	$1,272,867

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended June 30, 2010, March 31, 2010 and June 30, 2009 and Sixth Months Ended June 30, 2010 and 2009

(Amounts in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$17,274	$16,506	$15,252	$33,780	$23,540
Securities	1,167	1,036	387	2,203	516
Federal funds sold and other	41	33	21	74	27

Total Interest Income	18,482	17,575	15,660	36,057	24,083
Interest Expense
Deposits	4,544	4,609	4,894	9,153	8,657
Short-term borrowings	212	93	170	305	202
Long-term debt	823	824	483	1,647	737

Total Interest Expense	5,579	5,526	5,547	11,105	9,596

Net Interest Income	12,903	12,049	10,113	24,952	14,487
Provision for Loan Losses	1,900	1,450	650	3,350	3,016

Net Interest Income after Provision for Loan Losses	11,003	10,599	9,463	21,602	11,471
Non-Interest Income
Service charges on deposit accounts	805	740	664	1,545	881
Other service charges, commissions and fees	682	526	739	1,208	896
Gain on sale of mortgage loans originated for sale	321	273	581	594	848
(Loss) Gain on sale of other interest earnings assets	(29)	24	311	(5)	311
Income from bank owned life insurance	470	321	283	791	442
Other income	243	120	168	363	316

Total Non-Interest Income	2,492	2,004	2,746	4,496	3,694
Non-Interest Expenses
Salaries and employee benefits	5,343	5,099	4,769	10,442	7,286
Occupancy and equipment	1,735	1,696	1,470	3,431	2,202
Amortization of intangible assets	159	177	177	336	177
FDIC insurance premiums	538	398	731	936	911
Advertising and promotion	374	135	141	509	218
Data processing	643	511	592	1,154	787
Professional service fees	371	441	284	812	538
Impairment of fixed assets	920	—	—	920	—
Other operating expenses	1,651	1,266	1,411	2,917	1,924
Merger related expenses	76	111	106	187	1,412

Total Non-Interest Expenses	11,810	9,834	9,681	21,644	15,455

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss) Before Income Tax Expense (Benefit)	1,685	2,769	2,528	4,454	(290)

Income Tax Expense (Benefit)	508	864	690	1,372	(243)

Net Income (Loss)	$1,177	$1,905	$1,838	$3,082	$(47)

Net Income (Loss) Per Common Share
Basic	$0.17	$0.27	$0.36	$0.43	$(0.01)
Diluted	$0.17	$0.27	$0.36	$0.43	$(0.01)
Dividends declared	$0.28	$0.28	$0.28	$0.56	$0.28
Weighted Average Common Shares Outstanding
Basic	7,133,681	7,125,253	5,058,119	7,129,491	3,918,250
Diluted	7,137,256	7,130,335	5,065,180	7,133,819	3,918,250

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three Months June 30, 2010 and 2009

	For the Three Months Ended June 30,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$18,738	$41	0.88%	$49,590	$21	0.17%
Investment securities (1)	190,417	1,219	2.57%	48,396	421	3.49%
Loans	1,183,489	17,274	5.85%	1,022,627	15,252	5.98%

Total interest-earning assets	1,392,644	$18,534	5.34%	1,120,613	$15,694	5.62%

Other assets	159,519			120,611

Total assets	$1,552,163			$1,241,224

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$753,088	$2,212	1.18%	$527,468	$2,128	1.62%
Time deposits	418,126	2,332	2.24%	391,826	2,766	2.83%
Borrowings	88,103	1,035	4.71%	73,975	653	3.54%

Total interest-bearing liabilities	1,259,317	$5,579	1.78%	993,269	$5,547	2.24%

Demand deposits	114,608			85,803
Other liabilities	12,979			50,906
Stockholders’ equity	165,259			111,246

Total liabilities and stockholders’ equity	$1,552,163			$1,241,224

Net interest spread			3.56%			3.38%
Net interest income and interest rate margin FTE		$12,955	3.73%		$10,147	3.63%

Tax equivalent adjustment		(52)			(34)

Net interest income		$12,903			$10,113

Ratio of average interest-earning assets to average interest-bearing liabilities	110.6%			112.8%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2010 and 34% for 2009.

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Six Months June 30, 2010 and 2009

	For the Six Months Ended June 30,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$21,641	$74	0.69%	$31,634	$27	0.17%
Investment securities (1)	183,806	2,287	2.51%	34,108	556	3.29%
Loans	1,167,322	33,780	5.84%	804,203	23,540	5.90%

Total interest-earning assets	1,372,769	$36,141	5.31%	869,945	$24,123	5.59%

Other assets	156,799			75,188

Total assets	$1,529,568			$945,133

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$725,658	$4,332	1.20%	$378,935	$3,475	1.85%
Time deposits	426,857	4,821	2.28%	329,753	5,182	3.17%
Borrowings	85,603	1,952	4.60%	60,227	939	3.14%

Total interest-bearing liabilities	1,238,118	$11,105	1.81%	768,915	$9,596	2.52%

Demand deposits	113,297			64,926
Other liabilities	13,492			32,430
Stockholders’ equity	164,661			78,862

Total liabilities and stockholders’ equity	$1,529,568			$945,133

Net interest spread			3.50%			3.08%
Net interest income and interest rate margin FTE		$25,036	3.68%		$14,527	3.37%

Tax equivalent adjustment		(84)			(40)

Net interest income		$24,952			$14,487

Ratio of average interest-earning assets to average interest-bearing liabilities	110.9%			113.1%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2010 and 34% for 2009.

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Selected Balance Sheet Data:
Loans held for investment	$1,216,335	$1,162,212	$1,138,271	$1,014,215
Loans held for sale	14,725	6,103	8,034	7,490

Loan loss reserve	$11,619	$10,892	$9,695	$7,966
Credit fair value adjustment on purchased loans (1)	1,676	2,519	2,942	3,639

Allowance for credit losses	$13,295	$13,411	$12,637	$11,605

Total assets	$1,588,079	$1,542,172	$1,470,583	$1,272,867
Total deposits	1,322,342	1,276,501	1,216,469	1,063,034
Total borrowings and securities sold under agreement to repurchase	87,816	87,984	77,873	84,121
Total Stockholders’ equity	165,343	164,387	163,877	111,851
Less: Goodwill and other intangible assets	14,966	15,125	15,302	15,841
Tangible equity - Non-GAAP (9)	150,377	149,262	148,575	96,010
Tangible assets - Non-GAAP (9)	1,573,113	1,527,047	1,455,281	1,257,026

Shares outstanding at period end	7,140,227	7,130,734	7,122,683	5,058,836

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Selected Income Statement Data:
Interest income	$18,482	$17,575	$15,660	$36,057	$24,083
Interest expense	5,579	5,526	5,547	11,105	9,596

Net interest income	12,903	12,049	10,113	24,952	14,487
Provision for loan losses	1,900	1,450	650	3,350	3,016
Non-interest income	2,492	2,004	2,746	4,496	3,694
Non-interest expense	11,810	9,834	9,681	21,644	15,455

Net income (loss) before income taxes	1,685	2,769	2,528	4,454	(290)
Provision for income taxes	508	864	690	1,372	(243)

Net income (loss)	$1,177	$1,905	$1,838	$3,082	$(47)
Operating Income - Non-GAAP (9)	$1,897	$2,016	$2,291	$3,913	$1,268

Per Share Data:
Weighted average shares outstanding - basic	7,133,681	7,125,253	5,058,119	7,129,491	3,918,250
Weighted average shares outstanding - diluted	7,137,256	7,130,335	5,065,180	7,133,819	3,918,250
Book value per share	$23.16	$23.05	$22.11	$23.16	$22.11
Tangible book value per share - Non-GAAP (9)	$21.06	$20.93	$18.98	$21.06	$18.98
Basic earnings (loss) per share	$0.17	$0.27	$0.36	$0.43	$(0.01)
Diluted earnings (loss) per share	$0.17	$0.27	$0.36	$0.43	$(0.01)
Diluted operating income per share - Non-GAAP (9)	$0.27	$0.28	$0.44	$0.55	$0.33

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Performance Ratios:
Return on average assets	0.30%	0.51%	0.59%	0.41%	(0.01)%
Return on average equity	2.86%	4.70%	6.63%	3.77%	(0.12)%
Net interest margin	3.73%	3.62%	3.63%	3.68%	3.37%
Efficiency ratio	76.71%	69.98%	75.29%	73.50%	85.01%
Non-interest income to average assets	0.64%	0.54%	0.89%	0.59%	0.79%
Non-interest expenses to average assets	3.05%	2.65%	3.13%	2.85%	3.30%

Operating Performance Ratios (Non-GAAP) (9):
Return on average assets	0.49%	0.54%	0.74%	0.52%	0.27%
Return on average equity	4.60%	4.98%	8.26%	4.79%	3.24%
Net interest margin	3.73%	3.62%	3.63%	3.68%	3.37%
Efficiency ratio (2)	72.04%	69.19%	71.76%	70.68%	77.78%
Non-interest income to average assets	0.64%	0.54%	0.89%	0.59%	0.79%
Non-interest expenses to average assets	2.79%	2.62%	2.91%	2.71%	2.87%

		June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Asset Quality Ratios:
Loan loss reserve to total loans (6)		0.95%	0.94%	0.85%	0.79%
Credit loss reserve to total loans (6)(8)		1.09%	1.15%	1.11%	1.15%
Non-accrual loans to total loans (6)(7)		0.82%	0.92%	0.41%	0.49%
Net charge-offs to average loans (3)		0.60%	0.19%	0.11%	0.23%
Non-performing assets to total assets (4)		0.83%	0.85%	0.53%	0.53%
Non-performing loans to total loans (5)(6)		1.01%	1.07%	0.60%	0.62%
Allowance for loan losses to non-performing loans (5)		93.51%	87.95%	142.07%	127.29%
Allowance for credit losses to non-performing loans (5)(8)		106.99%	108.28%	185.18%	185.44%

Capital Ratios:
Total capital (to risk-weighted assets)		14.49%	15.41%	14.53%	10.87%
Tier 1 capital (to risk-weighted assets)		12.00%	12.82%	13.05%	9.25%
Tier 1 capital (to average assets)		9.69%	10.02%	10.70%	7.84%
Tangible common equity to tangible assets - Non-GAAP (9)		9.56%	9.77%	10.21%	7.64%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp. It does not include the credit fair value adjustment of purchased impaired loans accounted for under Statement of Position (SOP) 03-3.

(2)	Efficiency ratio is calculated as total non-interest expense (less non-operating items) divided by the total of net interest income and non-interest income.

(3)	Calculated as the annualized net loans charged off to the allowance for loan losses and the credit fair value adjustment on purchased loans during the quarter ended divided by the average loans outstanding for the same quarter.

(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-performing assets.

(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-performing loans.

(6)	Total loans exclude purchased impaired loans accounted for under SOP 03-3 acquired as part of the merger between Tower Bancorp Inc. and Graystone Financial Corp. The total balance of these loans is $6,339 as of June 30, 2010, $6,211 as of March 31, 2010, $6,200 as of December 31, 2009 and $8,880 as of June 30, 2009.

(7)	Non-accrual loans equal the sum of loans that have been placed on non-accrual status. Purchased impaired loans accounted for under SOP 03-3 are excluded from non-accrual loans.

(8)	Credit loss reserve include the loan loss reserve and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp Inc. and Graystone Financial Corp.

(9)	This measure is considered to be a Non-GAAP measure. See the reconciliation of GAAP to Non-GAAP measures in the tables at the end of this release.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands, except share data and ratios)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

	(Unaudited)	(Unaudited)		(Unaudited)
Loan Detail:
Commercial	$936,917	$892,534	$861,673	$714,483
Consumer & other	95,022	84,786	85,510	86,979
Mortgage	184,474	185,040	191,277	212,791

Total Loans	1,216,413	1,162,360	1,138,460	1,014,253
Deferred costs (fees)	(78)	(148)	(189)	(181)
Allowance for loan losses	(11,619)	(10,892)	(9,695)	(7,823)

Net Loans	$1,204,716	$1,151,320	$1,128,576	$1,006,249

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

Deposit Detail:
Non-interest bearing transaction accounts	$120,206	$121,868	$119,116	$96,514
Interest checking accounts	119,059	118,204	110,356	109,144
Money market accounts	591,256	508,708	477,292	355,506
Savings accounts	78,904	91,732	87,117	109,582
Time deposits	412,917	435,989	422,588	392,288

Total	$1,322,342	$1,276,501	$1,216,469	$1,063,034

Tower Bancorp, Inc. and Subsidiary

Non Performing Assets Detail

(Dollars in thousands, except share data and ratios)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Unaudited)		(Unaudited)
Non-accrual loans
Commercial	$8,411	$9,072	$3,408	$2,352
Consumer	170	356	320	554
Mortgages	1,457	1,300	990	418

Total non-accrual loans	10,038	10,728	4,718	3,324
Accruing loans greater than 90 days past due
Commercial	480	443	634	78
Consumer	—	—	48	52
Mortgages	1,908	1,214	1,424	1,169

Total accruing loans greater than 90 days past due	2,388	1,657	2,106	1,299
Non-performing loans	12,426	12,385	6,824	4,623
Other real estate owned	799	661	927	484

Non-performing assets	$13,225	$13,046	$7,751	$5,107

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands, except share data and ratios)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Unaudited)		(Unaudited)
Balance at beginning of the quarter	$10,892	$9,695	$8,390	$7,761
Provision for loan losses	1,900	1,450	1,400	650
Charge-offs
Commercial	(853)	(297)	(119)	(381)
Consumer	(147)	—	—	(88)
Mortgages	(200)	—	—	—

Total Charge-offs	(1,200)	(297)	119	(469)
Recoveries
Commercial	27	44	24	24
Consumer	—	—	—	—
Mortgages	—	—	—	—

Total Recoveries	27	44	24	24

Net charge-offs	(1,173)	(253)	(95)	(445)

Balance at end of period	$11,619	$10,892	$9,695	$7,966

Tower Bancorp, Inc. and Subsidiary

Credit Fair Value Adjustment on Purchased Loans Quarterly Rollforward

(Dollars in thousands, except share data and ratios)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Unaudited)		(Unaudited)
Balance at beginning of the quarter	$2,519	$2,942	$3,271	$4,044
Credit Fair Value Adjustment mark	—	—	—	—
Amortization	(250)	(150)	(236)	(271)
Charge-offs
Commercial	(347)	(139)	(30)	—
Consumer	(114)	(65)	(74)	(81)
Mortgages	(170)	(93)	(186)	(53)

Total Charge-offs	(631)	(297)	(290)	(134)
Recoveries
Commercial	15	3	85	—
Consumer	21	20	111	—
Mortgages	2	1	1	—

Total Recoveries	38	24	197	—
Net charge-offs	(593)	(273)	(93)	(134)

Balance at end of period	$1,676	$2,519	$2,942	$3,639

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Reconciliation of Non-GAAP Balance Sheet Data:
Total assets - GAAP	$1,588,079	$1,542,172	$1,470,583	$	,272,867
Less: Goodwill and other intangible assets	14,966	15,125	15,302		15,841

Total tangible assets - Non-GAAP	$1,573,113	$1,527,047	$1,455,281		$1,257,026

Total Stockholders’ equity - GAAP	$165,343	$164,387	$163,877		$111,851
Less: Goodwill and other intangible assets	14,966	15,125	15,302		15,841

Tangible equity - Non-GAAP	$150,377	$149,262	$148,575		$96,010

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Reconciliation of Non-GAAP Income Statement Data:
Net income (loss) - GAAP	$1,177	$1,905	$1,838	$3,082	$(47)
Plus: Merger expenses	76	111	106	187	1,412
Plus: Impairment of fixed assets	920	—	—	920	—
Plus: FDIC special assessment fees	—	—	580	—	580
Plus: Deferred tax asset writedown related to stock compensation	—	—	—	—	—
Less: Tax effect of adjustments Operating Income (Loss) - Non-GAAP	(276)	—	(233)	(276)	(677)

	$1,897	$2,016	$2,291	$3,913	$1,268

Per Share Data:
Book value per share - GAAP	$23.16	$23.05	$22.11	$23.16	$22.11
Per share effect of intangible assets	(2.10)	(2.12)	(3.13)	(2.10)	(3.13)

Tangible book value per share - Non-GAAP	$21.06	$20.93	$18.98	$21.06	$18.98

Diluted earnings (loss) per share - GAAP	$0.17	$0.27	$0.36	$0.43	$(0.01)
Plus: Per share impact of merger expenses	0.01	0.01	0.02	0.03	0.36
Plus: Per share impact of impairment of fixed assets	0.13	—	—	0.13	—
Plus: Per share impact of FDIC special assessment fees	—	—	0.11	—	0.15
Less: Per share impact of tax effect of adjustments	(0.04)	—	(0.05)	(0.04)	(0.17)

Diluted operating income per share - Non-GAAP	$0.27	$0.28	$0.44	$0.55	$0.33

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Performance Ratios:
Return on average assets - GAAP	0.30%	0.51%	0.59%	0.41%	(0.01)%
Effect of Non-GAAP adjustments to net income (loss)	0.19%	0.03%	0.15%	0.11%	0.28%

Operating return on average assets - Non-GAAP	0.49%	0.54%	0.74%	0.52%	0.27%

Return on average equity - GAAP	2.86%	4.70%	6.63%	3.77%	(0.12)%
Effect of Non-GAAP adjustments to net income (loss)	1.74%	0.28%	1.63%	1.02%	3.36%

Operating return on average equity - Non-GAAP	4.60%	4.98%	8.26%	4.79%	3.24%

Efficiency ratio - GAAP	76.71%	69.98%	75.29%	73.50%	85.01%
Effect of Non-GAAP adjustments to net income (loss)	(4.67)%	(0.79)%	(3.53)%	(2.82)%	(7.23)%

Operating efficiency ratio - Non-GAAP	72.04%	69.19%	71.76%	70.68%	77.78%

Non-interest expenses to average assets - GAAP	3.05%	2.65%	3.13%	2.85%	3.30%
Effect of Non-GAAP adjustments to net income (loss)	(0.26)%	(0.03)%	(0.22)%	(0.14)%	(0.43)%

Operating non-interest expenses to average assets - Non-GAAP	2.79%	2.62%	2.91%	2.71%	2.87%

		June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
Capital Ratios:
Total equity to total assets - GAAP		10.41%	10.65%	11.14%	8.79%
Effect of intangible assets		(0.85)%	(0.88)%	(0.93)%	(1.15)%

Tangible common equity to tangible assets - Non-GAAP		9.56%	9.77%	10.21%	7.64%